As filed with the Securities and Exchange Commission on May 18, 2001.

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933

Radica Games Limited
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employer Identification No.)
Suite R, 6th Floor
2-12 Au Pui Wan Street
Fo Tan, Hong Kong
(Address of Principal Executive Offices)

RADICA GAMES LIMITED 1994 STOCK OPTION PLAN*
(Full title of the plan)

Radica Enterprises, Ltd.
180 S. Lake Street, Suite 440
Pasadena, CA 91101
(626) 744-1150
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share**	Proposed Maximum Aggregate Offering Price**	Amount of Registration Fee
Common Stock, par value $0.01 per share	900,000 shares***	$3.20	$2,880,000	$720

*

Also includes option plan for outside directors (to the extent separately administered), and Employment Agreement with Mr. Jon N. Bengtson, under which certain options were granted. All such options are described in the documents filed or furnished pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated by reference herein.

**

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of the Common Stock of Radica Games Limited (the “Company”) as reported on The Nasdaq National Market on May 16, 2001.

***

This registration covers additional shares of the Company’s Common Stock for issuance pursuant to the above-mentioned Plan, and should be read in conjunction with the Company’s prior registration statements no. 33-86960, no. 333-07000 and no. 333-59737. See the Explanatory Statement on the following page.

EXPLANATORY STATEMENT

             Pursuant to General Instruction E to Form S-8, this Registration Statement registers additional securities of the same class as other securities for which a registration statement, also filed on Form S-8 and relating to the Company’s 1994 Stock Option Plan, is effective. Therefore, this Registration Statement consists only of the following: the facing page, the required statement (regarding incorporation by reference) set forth below, the required opinions and consents, and the signature page. This filing also updates, but does not change in substance, the letter to holders of stock options set forth on the following page.

             This Registration Statement hereby incorporates by reference the contents of the Company’s earlier registration statements no. 33-8696, no. 333-07000 and no. 333-59737. After giving effect to this filing, an aggregate of 3,888,000 shares of the Company’s Common Stock have been registered for issuance pursuant to the Company’s 1994 Stock Option Plan and other employee stock options.

May 18, 2001

RADICA GAMES LIMITED
1994 STOCK OPTION PLAN

Common Stock of Radica Games Limited
(A Bermuda Corporation)

To:         Holders of Stock Options

             We have filed four registration statements (file nos. 33-86960, 333-07000, 333-59737 and 333-_________) under the Securities Act of 1933 with respect to the exercise by participants of options to purchase our common stock, par value U.S.$0.01 per share, pursuant to our 1994 Stock Option Plan. We have previously sent or are concurrently sending to you, as a participant in the stock option plan, a copy of the plan, as amended to date, additional disclosures, and a statement of the terms of the options awarded to you. We refer to these documents and any other documents relating to the plan that we may deliver to you in the future as the plan documents.

             The rules of the Securities and Exchange Commission permit us to incorporate our filings under the Securities Exchange Act of 1934 into the prospectus that we are required to provide for purposes of the plan. The documents incorporated by reference into the prospectus are:

  The description of our common stock contained in our Registration Statement on Form 8-A (File No. 0-23696);

  Our Annual Report on Form 20-F for the fiscal year ended December 31, 2000; and

  Any further documents (including Form 20-Fs) subsequently filed by us and, to the extent provided therein, any further documents (including Form 6-Ks) subsequently furnished by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

             As a result, this letter, the plan documents and the incorporated documents constitute a prospectus covering shares of our common stock which have been registered under the Securities Act of 1933.

             Any participant in the plan may obtain a copy of the plan documents and incorporated documents without charge upon written or oral request to us, c/o Radica Enterprises, Ltd., 180 S. Lake Street, Suite 440, Pasadena, CA 91101, (626) 744-1150, Attention: Administrative Assistant.

             Neither the Securities and Exchange Commission Nor Any State Securities Commission Has Approved or Disapproved of These Securities or Passed upon the Accuracy or Adequacy of this Prospectus. Any Representation to the Contrary Is a Criminal Offense.

Very truly yours, RADICA GAMES LIMITED

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

             Pursuant to the above-mentioned instruction to Form S-8, the only exhibits required with this filing are the opinions and consents, as listed below.

Item 8.   Exhibits

             The following are filed as exhibits to this registration statement:

5.1	Opinion of Conyers Dill & Pearman as to the validity of the Common Stock.

23.1	Consent of Deloitte Touche Tohmatsu, independent auditors.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, Radica Games Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on this 17th day of May, 2001.

RADICA GAMES LIMITED
By:	/s/ David C. W. Howell

David C. W. Howell President China Operations, Chief Financial Officer and Director

             KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David C.W. Howell, Patrick Feely and Jon N. Bengtson, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the “Act”), and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration under the Act of the Common Stock of the Company, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity to this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of such Common Stock, to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement and any and all amendments hereto, including post-effective amendments.

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 17, 2001 by the following persons in the capacities indicated.

Name	Title

/s/ Patrick Feely

Patrick Feely	President, Chief Executive Officer, Chief Operating Officer and Director

/s/ Jon N. Bengtson

Jon N. Bengtson	Chairman of the Board and Director

/s/ Robert E. Davids

Robert E. Davids	Vice Chairman of the Board and Director

/s/ David C.W. Howell

David C.W. Howell	President China Operations, Chief Financial Officer and Director

/s/ Siu Wing Lam

Siu Wing Lam	Executive Vice President, Engineering and Director

/s/ Craig D. Storey

Craig D. Storey	Vice President and Chief Accounting Officer

/s/ James O’Toole

James O’Toole	Director

/s/ Millens W. Taft, Jr.

Millens W. Taft, Jr.	Director

/s/ Peter L. Thigpen

Peter L. Thigpen	Director

/s/ Henry Hai-Lin Hu

Henry Hai-Lin Hu	Director

/s/ Patrick Feely

Radica Enterprises, Ltd. By Patrick Feely President	Duly authorized representative in the United States